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                                                                     Exhibit 5.1

                            GRAUBARD MOLLEN & MILLER
                                600 Third Avenue
                            New York, New York 10016


                                                       August 4, 2000



Winstar Communications, Inc.
685 Third Avenue
New York, New York  10017

Gentlemen:

                  Reference is made to the proposed issuance by Winstar Communications, Inc. ("Company") of (i) 12-1/2% Senior Exchange Notes due 2008,
(ii) 12-3/4% Senior Exchange Notes due 2010, (iii) 14-3/4% Senior Discount Exchange Notes due 2010 and (iv) Euro-denominated 12-3/4% Senior Exchange Notes due 2010 (collectively, the "Exchange Notes") under and pursuant to indentures ("Indentures") between the Company and United States Trust Company of New York, as Trustee; and the proposed exchange of the Company's outstanding (i) 12-1/2% Senior Notes due 2008, (ii) 12-3/4% Senior Notes due 2010, (iii) 14-3/4% Senior Discount Notes due 2010, (iv) Euro-denominated 12-3/4% Senior Notes due 2010 and
(v) 14-1/4% Senior Subordinated Deferred Interest Notes Due 2007 for various of the Exchange Notes pursuant to the Company's Registration Statement on Form S-4 ("Registration Statement"), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Trust Indenture Act of 1939, as amended.

                  We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company and its subsidiaries.

                  Based upon the foregoing, we are of the opinion that:

                  1. The Company is a corporation duly organized and existing under the laws of the State of Delaware.

                  2. The Exchange Notes have been duly and validly authorized by all necessary corporate action and will, when issued in accordance with the terms of the Indentures, constitute valid and binding obligations on the part of the Company, enforceable in accordance with their terms, except as may be limited by (i) bankruptcy, reorganization, insolvency or other similar laws of general application affecting the rights and remedies of creditors and secured parties and (ii) the discretion of the courts in applying equitable principles.

                  We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, to the use of our name as counsel to the Company, and to all references made to us in the Registration Statement and the Prospectus forming a part thereof. In giving this consent, we do not thereby admit that




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we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

                                                Very truly yours,

                                                /s/ Graubard Mollen & Miller
                                                ----------------------------
                                                Graubard Mollen & Miller